AMENDED AND RESTATED JOINT VENTURE AGREEMENT
BY AND AMONG
UNITY HEALTH PLANS INSURANCE CORPORATION
BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN
UNITED WISCONSIN SERVICES, INC.
AND
COMMUNITY HEALTH SYSTEMS, LLC

AMENDED AND RESTATED JOINT VENTURE AGREEMENT

    This AMENDED AND RESTATED JOINT VENTURE AGREEMENT ("Agreement") is made and entered into as of October 25, 1999, to become effective on the Effective Date (as defined in Section 9.2), by and among Unity Health Plans Insurance Corporation, a stock insurance corporation organized under Chapter 611 of the Wisconsin Statutes ("Unity"), Blue Cross & Blue Shield United of Wisconsin, a Wisconsin insurance corporation ("Blue Cross"), United Wisconsin Services, Inc., a Wisconsin business corporation ("UWS"), and Community Health Systems, LLC, a Wisconsin limited liability company ("LLC") (collectively, "Parties").

RECITALS

    1. UWS, UWS Acquisition Corporation, Blue Cross, HMO-W Incorporated, a Wisconsin business corporation, and HMO of Wisconsin Insurance Corporation (n/k/a Unity Health Plans Insurance Corporation), a Wisconsin health maintenance organization ("HMOW") entered into that certain Agreement of Merger and Joint Venture dated as of October 11, 1994 ("Previous Agreement").

    2. Simultaneous with Closing under the Previous Agreement, the transactions contemplated in the Amended and Restated Joint Venture Agreement by and among Blue Cross, UWS, University Health Care, Inc., a corporation organized under Chapter 181 of the Wisconsin Statutes ("UHC"), University Community Clinics, Inc. (then known as Health Professionals, Inc.), a corporation organized under Chapter 181 of the Wisconsin Statutes ("UCC"), U-CARE HMO, Inc., a Wisconsin health maintenance organization which has subsequently dissolved, and Health Professionals of Wisconsin, a Wisconsin business corporation ("HPW"), dated as of October 31, 1994 (the "Previous UHC Joint Venture Agreement"), also closed.

    3. Pursuant to the Previous Agreement and the Previous UHC Joint Venture Agreement, a single joint venture (the "Unity Joint Venture") was created between the relevant parties to the Previous Agreement and the Previous UHC Joint Venture Agreement.

    4. In 1995, HMOW changed its name to Unity Health Plans Insurance Corporation, which is the operating vehicle of the Unity Joint Venture.

    5. Blue Cross, UWS, UHC, UCC and HPW entered into that certain Second Amended and Restated Joint Venture Agreement dated as of September 30, 1999 (the "UHC Joint Venture Agreement") to amend and restate the terms and conditions of the joint venture formed pursuant to the Previous UHC Joint Venture Agreement (the "UHC Joint Venture").

    6. Blue Cross and UWS desire to maintain their managed care operations in Southern Wisconsin, utilizing the provider relationships Unity and Community Physicians Network, Inc., a member of LLC, ("CPN") have established in the region.

    7. LLC represents the rural interests involved in the joint venture.

    8. The Parties wish to continue to coordinate the design and marketing of Point of Service ("POS"), Health Maintenance Organization ("HMO"), and Third Party Administration ("TPA") products and programs and such other products and programs as the Parties may from time to time agree.

    9. The Parties desire, effective upon the Effective Date, to amend and restate the terms and conditions of the joint venture formed under the Previous Agreement, upon the terms and conditions set forth in this Agreement and in the documents to be executed and performed pursuant to this Agreement, a list of which is attached hereto as Schedule 1 (collectively, "New Joint Venture Documents").

    10. The Parties believe that the continuation of the Unity Joint Venture with UHC, UCC and HPW is in their best interests.

    11. The Parties believe that entering into this Agreement and the New Joint Venture Documents will better enable the Parties to satisfy their respective objectives outlined above.

    In consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT
ARTICLE 1—CONTINUATION OF JOINT VENTURE

    1.1.  Joint Venture.  The Parties are entering into a series of related contracts with one another and with certain third parties in order to produce, market, and administer managed care products which utilize a provider network. The joint venture continued pursuant to this Agreement (the "Joint Venture") will coordinate the design and marketing of one or more POS and HMO products and programs, all of which may be fully insured or self-funded, a TPA program, and such other products and programs as the parties may from time to time agree. The Joint Venture became operational when Closing occurred under the Previous Agreement.

    1.2.  Agency Relationship.  This Agreement shall not create any agency relationship between the Parties other than those specifically enumerated herein and in the other New Joint Venture Documents. The relationships between the Parties are that of independent contractors in a cooperative arrangement. It is not the intent of the Parties to create, nor should this Agreement be construed to create, a partnership or an employment relationship between the Parties. This Agreement creates no fiduciary relationship between the Parties except as provided in Section 2.1.F.

    1.3.  Relationship to the UHC Joint Venture.  The transactions contemplated in the Previous UHC Joint Venture Agreement closed on November 1, 1994, thereby creating the UHC Joint Venture. Accordingly, pursuant to the Previous Agreement and the Previous UHC Joint Venture Agreement, the business of the Joint Venture and the business of the UHC Joint Venture were combined to create a single joint venture, which is referred to as the "Unity Joint Venture"

ARTICLE 2—GOVERNANCE

    2.1.  Governing Board.

    The Unity Joint Venture shall be managed by a governing board ("Governing Board") which shall consist of the members appointed as follows:

    A. Unless and until the UHC Joint Venture terminates pursuant to Article 7 of the UHC Joint Venture Agreement:

UWS	Four members
LLC	Four members
UHC	Four members

    B. On and after the termination of the UHC Joint Venture pursuant to Article 7 of the UHC Joint Venture Agreement:

UWS	Five members
LLC	Five members

    C. The Parties shall cause the Governing Board to meet at least once in each fiscal quarter at the Unity Joint Venture's home office facility or such other place as the Governing Board may from time to time agree. Any individual member of the Governing Board shall have the power and authority, upon three days written notice, to call a meeting of the Governing Board to discuss and administer the business of the Unity Joint Venture. Members of the Governing Board may participate in meetings either telephonically or in person. The Unity Joint Venture shall not pay members of the Governing Board.

    D. A chair shall preside over each meeting of the Governing Board. The chair shall be a member of the Governing Board and the entities entitled to appoint members shall each have the power to appoint the chair for a one year term on a rotating basis; provided, however, that the chair of the Governing Board shall not be the then active chief executive officer of Unity. In addition to the members appointed to the Governing Board as set forth above, each entity that is entitled to appoint members of the Governing Board shall have the right to invite up to two people (who may differ from meeting to meeting) as non-participating invitees to attend any meeting of the Governing Board and its committees ("Non-Participating Invitees"). The Non-Participating Invitees shall have the right to attend meetings of the Governing Board and of its committees, but shall have no right or authority to participate in any meeting, including, without limitation, the right to discuss or vote on any matter brought before the Governing Board or any committee, unless the Non-Participating Invitee is a member of such committee.

    E. Meetings of the Governing Board and its committees shall be attended only by (i) people who are actually appointed as members of the Governing Board or the relevant committee (ii) the Non-Participating Invitees; and (iii) any other person invited by the Governing Board or its committees in accordance with the voting requirement set forth in Section 2.2. Any person invited by the Governing Board or its committees to attend their meetings shall attend only the portion of the meeting for which they were invited, and shall be excused once the purpose of their attendance has been satisfied; provided, however, that this sentence shall not apply to any Non-Participating Invitee.

    F. Each Non-Participating Invitee shall be deemed to owe to Unity the same fiduciary duty of loyalty that is owed by the members of the Governing Board. At the request of any entity that is entitled to appoint members to the Governing Board, each Non-Participating Invitee shall execute and deliver to Unity and the entity making the request an agreement confirming that the Non-Participating Invitee owes such duty in a form attached as Exhibit 0. Notwithstanding the fiduciary duties owed by members of the Governing Board and the Non-Participating Invitees, each member of the Governing Board and each Non-Participating Invitee shall be permitted to disclose (a "Disclosing Person") to his or her employer information concerning or related to Unity's performance under any contract between Unity and the employer (it being understood and agreed that such information shall not include, without limitation, any information that would have value to a competitor of Unity or any information that would cause Unity to lose the benefit of the attorney-client privilege in the reasonable judgement of UWS) disclosed at any meeting of the Governing Board or its committees; provided, however, that the Disclosing Person shall have notified the Governing Board of the intended disclosure in advance. The previous sentence shall not apply where the employer is a Party to this Agreement; it being understood and agreed by the Parties that members of the Governing Board and Non-Participating Invitees may disclose, subject to the confidentiality provisions contained in Section 11.3, information concerning Unity to a Party to this Agreement.

    G. Unity shall provide LLC's administrative manager with written notice of all meetings of the Governing Board and its committees in a manner substantially similar to the notice provided to the members of the Governing Board or its relevant committees, as the case may be.

    2.2.  Voting Requirement.  Except as set forth herein, the Governing Board may not take any action without the approval of at least eight of its members (five if the UHC Joint Venture terminates), which shall include at least one member elected by each entity appointing members to the Governing Board. Without limiting its generality, the previous sentence shall apply to the appointment of the CEO of Unity. Notwithstanding the first sentence of this Section, any eight members of the Governing Board may remove the CEO of Unity, even if there is not at least one member elected by each entity appointing members to the Governing Board voting for such removal.

    2.3.  Duties of the Governing Board.

    A. The Governing Board shall be responsible for the general management of the Joint Venture. Notwithstanding the foregoing, the Underwriters (as defined in Section 0) shall have the sole authority, without the approval of the Governing Board, to establish rates and arrange reinsurance for the Joint Venture business, consistent with the budget and business plan approved by the Governing Board.

    B. The Governing Board shall establish such books, records and accounts for the Joint Venture as it deems reasonably necessary and allow each of the Parties, upon request, to review such books, records and accounts. The Governing Board shall maintain records of all of its meetings and actions taken in a manner substantially similar to that which a Board of Directors of a corporation organized under Chapter 180 of the Wisconsin Statutes would maintain.

    2.4.  Committees.  The Governing Board may establish such committees as it may deem necessary or appropriate; provided, however, that any committee so created must contain at least one member from each of the entities entitled to appoint members to the Governing Board.

    2.5.  Bylaws.  The Governing Board shall continue to be governed by its bylaws as in existence on the date hereof, including any subsequent changes to such bylaws that may be made in accordance with their terms.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES

    3.1.  LLC.

    LLC hereby represents and warrants to the UWS Entities as follows:

    A. LLC is a Wisconsin limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

    B. LLC (a) is duly qualified as a foreign limited liability company and is in good standing under the laws of each jurisdiction where the failure to qualify would have a material adverse effect upon it; (b) has the requisite power and authority and the legal right to own, pledge and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted; (c) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings with, and has given all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct except where the failure to obtain such licenses, permits, consents or approvals or to make such filings will not have a material adverse effect upon it; (d) is in compliance with its articles of organization and operating agreement and all material agreements to which it is a party or by which it is bound except where the failure to comply will not have a material adverse effect upon it; (e) is in compliance in all respects with all applicable provisions of law except where the failure to comply will not have a material adverse effect upon it; and (f) has no subsidiaries.

    C. The execution, delivery and performance of this Agreement and all documents to be executed and delivered by LLC hereunder, (a) are within its respective power; (b) have been duly authorized by all necessary or proper action, including the consent of its members, managers, or board of directors, where required; (c) are not in contravention of any provision of its respective articles of organization or operating agreement; (d) do not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to it; and (e) do not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property is bound, and the same do not require the consent or approval of any governmental body, agency, authority or other entity other than those that have been obtained. This Agreement has been duly executed and delivered by LLC and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditor's rights generally and by general principles of equity.

    D. LLC is not a party to any litigation or administrative proceeding, nor so far as is known by it is any litigation or adverse administrative proceeding or hearing threatened against any entity which in either case relates to the execution, delivery or performance of this Agreement or the Joint Venture.

    E. No information, exhibit or report, whether written or oral, furnished by LLC to Blue Cross or UWS in connection with the negotiation or execution of this Agreement contained any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading as of the date when made.

    3.2.  The UWS Entities.

    Blue Cross and UWS (together, the "UWS Entities") hereby represent and warrant to LLC as follows:

    A. Blue Cross is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin. UWS is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin.

    B. The execution, delivery and performance of this Agreement and all documents to be executed and delivered by any of the UWS Entities hereunder (a) is within its corporate power; (b) has been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (c) does not contravene any provision of its certificate or articles of incorporation or by-laws; (d) does not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to it; and (e) does not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property is bound, and the same do not require the consent or approval of any governmental body, agency, authority or other entity other than those that have been obtained. This Agreement has been duly executed and delivered by each of the UWS Entities and constitutes the legal, valid and binding obligation of each of the UWS Entities, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors rights generally.

    C. Each of the UWS Entities (a) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the failure to qualify would have a material adverse effect upon it; (b) has the requisite corporate power and authority and the legal right to own, pledge and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted; (c) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings with, and has given all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct except where the failure to obtain such licenses, permits, consents or approvals or to make such filings will not have a material adverse effect upon it; (d) is in compliance with its certificate or articles of incorporation and by-laws and all material agreements to which it is a party or by which it is bound except where the failure to comply will not have a material adverse effect upon it; and (e) is in compliance in all respects with all applicable provisions of law except where the failure to comply will not have a material adverse effect upon it.

    D. None of the UWS Entities is a party to any litigation or administrative proceeding, nor so far as is known by them is any litigation or adverse administrative proceeding or hearing threatened against any entity which in either case relates to the execution, delivery or performance of this Agreement or the Joint Venture.

    E. No information, exhibit or report, whether written or oral, furnished by the UWS Entities to LLC in connection with the negotiation or execution of this Agreement contained any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading as of the date when made.

ARTICLE 4—COVENANTS

    4.1.  LLC.

    A. Corporate Structure. LLC shall not change its structure or organization as presently in effect, or merge with or into or consolidate with or into any other corporation or entity, unless LLC notifies UWS at least 15 days in advance of the closing of any such transaction or restructuring and such successor corporation or entity agrees in writing to be bound by, and assume and discharge all responsibilities and obligations of LLC under, this Agreement, the New Joint Venture Documents and all documents and agreements referred to herein and therein.

4.2.
UWS Entities.

    A.  Voting the Stock of Unity.  UWS shall vote the stock of Unity in such a way as to ensure that the Governing Board constitutes all of the members of the Board of Directors of Unity and that the bylaws of Unity and the committee structure of the Board of Directors of Unity are substantially similar to that established and maintained for the Governing Board.

    B.  Notice.  In the event that UHC has given notice to UWS of its option to reacquire the business of UHC as set forth in Article 6 of the UHC Joint Venture Agreement, UWS shall promptly provide such notice to LLC.

    4.3.  Mutual Covenants.

    A. Each of the Parties shall use all reasonable efforts and act in good faith to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to fulfill or cause the fulfillment of the conditions set forth in Article 10.

    B. In consideration of the consulting services provided by LLC related to the HMO business of Unity, the Parties agree to cause Unity to pay to LLC, on the 20th day of each month during the term of this Agreement, a monthly fee equal to Four Thousand Dollars ($4,000).

ARTICLE 5—OPERATIONS OF THE JOINT VENTURE

    5.1.  Underwriting.  Unity shall be the underwriter of the HMO and HMO portion of the POS plans (the indemnity portion to be underwritten by Blue Cross or an affiliate) offered by the Joint Venture (in such capacity, Blue Cross and its affiliates, and Unity, shall be referred to as "Underwriters").

    5.2.  Benefit Administration.  On self-funded programs, Unity shall administer benefits under the HMO and POS plans (in such capacity, Unity shall be referred to as the "Administrator").

    5.3.  Administrative Services.  On or before the Effective Date, the Parties shall cause their members of the Governing Board, and the board of directors of Unity, to approve and adopt the Statement of Policy on Administrative Services attached hereto as Exhibit 5.3 ("Administrative Services Policy").

ARTICLE 6—OPTION TO REACQUIRE

    6.1.  Option: Expiration of Agreement.  LLC shall have the option to acquire, on the expiration of any term of this Agreement (each, an "Expiration Date"), all of the stock of Unity (the "Unity Stock") subject to the terms and conditions set forth herein in Sections 6.1, 6.3, and 6.4. LLC shall give written notice to the UWS Entities of its intention to exercise this option on or before the 180th day prior to the applicable Expiration Date, but not earlier than the 210th day prior to the applicable Expiration Date and, if the UHC Joint Venture Agreement has not been terminated, then LLC shall give written notice to UHC; provided that if UHC has given notice of its option to reacquire the UHC Business as set forth in Article 6 of the UHC Joint Venture Agreement, then LLC must give written notice on or before the 150th day prior to the applicable Expiration Date, but not earlier than the 180thday prior to the applicable Expiration Date.

    6.2.  Option: Change in Control.  LLC shall have the option to acquire, upon a Change in Control (as defined in this paragraph below), the Unity Stock as of the Scheduled Closing Date (also as defined in this paragraph below), subject to the terms and conditions in Sections 6.2, 6.3, and 6.4. UWS shall give written notice to LLC of any proposed Change in Control ("Change in Control Notice") on or before the sixtieth day prior to the closing of such Change in Control. The Change in Control Notice shall describe in reasonable detail the parties to, and the essential terms and conditions of, the Change in Control, including the proposed closing date (the "Scheduled Closing Date"), but excluding the price and any other confidential terms. LLC shall give written notice to the UWS Entities of its intention to exercise its option on or before the tenth day after the Change in Control Notice, in which case LLC's acquisition of the Unity Stock shall close on the Scheduled Closing Date. In the event that LLC fails to so notify the UWS Entities in accordance with the previous sentence, then its option set forth in this Section 6.2 shall expire, and the proposed Change in Control may proceed and close on whatever terms and conditions to which the buyer and seller may agree; provided, however, that the identity of the buyer shall be as disclosed in the Change in Control Notice, or one of its affiliates. The term "Change in Control" shall mean a sale by UWS of 50 percent or more of the voting common stock of Unity to an entity that is not, on the date of this Agreement or at anytime thereafter, an affiliate of any UWS Entity; provided, however, that any such sale shall not constitute a "Change in Control" if either (i) it occurs as a part of, or in connection with, a sale by any UWS Entity of any other Significant Affiliate or the business operated by, or substantially all the assets of, any other Significant Affiliate (as defined in the next sentence) or (ii) (A) it occurs as part of, or in connection with, the sale of any affiliate of Unity or the business or substantially all the assets of any such affiliate and (B) either (1) the GAAP net worth of Unity equals 50 percent or less of the GAAP net worth of the business being sold, including Unity, in each case as of the end of the most recent quarter or (2) the gross revenue of Unity equals 50 percent or less of the gross revenue of the business being sold, including Unity, in each case as of the end of the most recent year. "Significant Affiliate" shall mean any affiliate of Unity which has a GAAP net worth as of the most recent quarter greater than or equal to $12 million or a Health Maintenance Organization affiliate of Unity which has a GAAP net worth as of the most recent quarter greater than or equal to $5 million.

    6.3. LLC's exercise of its right to acquire the Unity Stock pursuant to Sections 6.1 or 6.2 shall terminate the Joint Venture on the applicable Expiration Date or the closing of the exercise of UHC's option under Section 6.2, as the case may be, unless the Parties agree otherwise.

    6.4.  Exercise Price and Terms.  The price at which LLC may purchase the Unity Stock shall be the then current net worth of Unity as of the date of said purchase plus any amounts UWS paid to CPN pursuant to the Previous Agreement that were not distributed as contract signing incentives to primary care physicians or used for the development, enhancement and maintenance of independent physician practices. The purchase price shall be paid in cash. Net worth shall be determined by applying the same accounting principles as were applied in determining the price at which UWS acquired the stock of Unity pursuant to the Previous Agreement. In the event LLC exercises its option provided herein, the assets and business of Unity shall include the remaining assets and business of Unity which existed immediately prior to the date of the Previous Agreement which have not been transferred, assigned or conveyed (including the groups and members which were then with HMOW) and subsequently acquired assets plus an equitable division of new business obtained by the Joint Venture, but shall not include other managed care business acquired by UWS with the Joint Venture or merged with the Joint Venture, including, without limitation, the business attributable to the UHC Joint Venture and its proportionate share of subsequent growth. Any tax liabilities resulting to Unity as a result of transferring or adjusting the business and assets of Unity to comply with the immediately preceding sentence shall be reimbursed by UWS in the event such liabilities were not reflected in the net worth of Unity for purposes of determining the purchase price.

    In the event LLC exercises the option to purchase the Unity Stock, UWS shall make warranties and representations to LLC similar to those as made by HMO-W, Incorporated to UWS in the Previous Agreement. Attached as Exhibit 6.4 is the text of the warranties and representations made by HMO-W Incorporated to UWS as contained in the Previous Agreement. The obligations of the Parties to close the reacquisition of the Unity Stock by LLC shall be subject to the receipt of all necessary approvals and consents of insurance regulatory authorities pursuant to all applicable insurance laws and the receipt of all necessary approvals and consents by any other governmental or regulatory authority whose approval is required by law.

ARTICLE 7—TERM AND TERMINATION

    7.1.  Term.  The initial term of the Joint Venture shall expire on December 31, 2004, unless earlier terminated in accordance with this Article 7. Thereafter, the Joint Venture shall automatically renew for additional five (5) year terms unless terminated in accordance with this Article 7.

    7.2.  Termination.  The Joint Venture may be terminated only as follows.

    A. The Joint Venture may be terminated at the end of the initial or any subsequent term by (i) LLC provided that it shall give written notice to the UWS Entities on or before the 180th day prior to the scheduled Expiration Date, but not earlier than the 210th day prior to such scheduled Expiration Date and (ii) the UWS Entities, provided that they shall give written notice to LLC on or before the 270th day prior to the scheduled Expiration Date, but not earlier than the 280th day prior to the scheduled Expiration Date; provided, however, that if UHC has given written notice of termination of the UHC Joint Venture pursuant to Article 7.2 of the UHC Joint Venture Agreement, then LLC may within thirty days give notice of termination effective 180 days thereafter or on a timetable as otherwise agreed by the parties.

    B. The Joint Venture will automatically terminate (i) on the applicable Expiration Date if LLC exercises its right to reacquire the Unity Stock in accordance with Section 6.1, and (ii) on the Scheduled Closing Date if LLC exercises its right to reacquire the Unity Stock in accordance with Section 6.2, in each case unless the Parties agree otherwise.

    C. The Joint Venture shall terminate 90 days after any Party shall notify the other Parties that (i) a Party to which such notifying party is not affiliated ("Breaching Party") has breached any of its obligations under this Agreement or (ii) a representation or warranty of the Breaching Party has proven to have been materially false when made, unless under either (i) or (ii) the Breaching Party shall have cured such breach or the condition which renders such representation or warranty to be false, or the Party giving notice shall have waived such breach or falsehood in writing to the Other Parties on or before the expiration of such 90 day period; provided, however, that if such breach or condition is incurable, the Joint Venture shall not terminate unless such breach or condition impairs or could reasonably be expected to impair in any material respect the operation of the Joint Venture or the interest of the Party providing the notice under this Section 7.2.C or any of its affiliates. The Party notifying the other Parties as provided in the previous sentence shall promptly send a copy of such notice to UHC.

    D. The Joint Venture shall terminate at the election of UWS in the event that LLC becomes the subject of any bankruptcy, insolvency or similar proceedings.

    E. The Joint Venture shall terminate at the election of LLC in the event that Blue Cross or UWS become the subject of any bankruptcy, insolvency or similar proceedings.

    7.3.  Effect of Termination of UHC Joint Venture.  In the event that the UHC Joint Venture Agreement is subsequently terminated and this Agreement has not terminated on or before the date that the

UHC Joint Venture Agreement terminates, then the Joint Venture created pursuant to this Agreement shall continue in accordance with its terms without the business and other attributes of the UHC Joint Venture, as if the UHC Closing did not occur.

    7.4.  Rights to Unity Name.  In the event that this Agreement expires or is terminated for any reason and LLC exercises its option to acquire the Unity Stock in accordance with Article 6, the Parties acknowledge and agree that LLC, as the stockholder of Unity, shall have the sole right to use the name "Unity Health Plans Insurance Corporation" and all derivations thereof, or any of the trademarks and marks used at any time by Unity or the Joint Venture.

    7.5.  Unity Stock and Termination for Cause by LLC.  In the event that LLC terminates the Joint Venture in accordance with Section 7.2.C or Section 7.2.E, then LLC shall have the option to acquire, on the 60th day after the Joint Venture terminates (the "For-Cause Option Exercise Date"), the Unity Stock in accordance with Article 6. LLC shall give written notice to the UWS Entities of its intention to exercise this option on or before the 10th day after the Joint Venture terminates, but no earlier than the day on which the Joint Venture terminates.

    7.6.  Unity Stock and Termination for Cause by the UWS Entities.  In the event that a UWS Entity terminates the Joint Venture in accordance with Section 7.2.C or Section 7.2.D, then LLC shall have the right to exercise its option to acquire the Unity Stock in accordance with Article 6 (i) at what would have been, but for such termination, the next applicable Expiration Date of this Agreement or (ii) ninety (90) days from the date of termination, whichever is later. For all other purposes, this Agreement and the Joint Venture shall terminate, including, without limitation, LLC's right to (i) appoint members to the Governing Board pursuant to Section 2.1; and (ii) receive the monthly consulting fee provided by Unity pursuant to Section 4.3.B.

ARTICLE 8—ARBITRATION

    8.1.  Negotiation.  In the event of any dispute between any of the UWS Entities on the one hand and LLC on the other hand arising out of or relating to the formation, interpretation, performance or breach of this Agreement or any of the New Joint Venture Documents (including, without limitation, any dispute concerning Unity's compliance with the Administrative Services Policy or the decision to terminate or not terminate any Administrative Services Agreement entered into pursuant to the Administrative Services Policy), the UWS Entities and LLC shall use their best efforts to resolve such dispute. If they are unable to do so, such dispute shall be submitted to the Governing Board for resolution. The Governing Board shall have the authority to consult legal, financial or other advisors for the purpose of resolving such dispute, and the fees and expenses of any such advisors shall be shared equally by the disputing parties. If the Governing Board is unable to resolve such dispute by the vote required by Article 2 within 30 days, such dispute may be submitted to arbitration in accordance with Section 8.2.

    8.2.  Arbitration.

    A. Each side shall each appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either side refuses or neglects to appoint an arbitrator within thirty (30) days of receipt of a written notice of demand for arbitration, the other side may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by each of the other arbitrators. The third arbitrator shall be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officer of an insurance or reinsurance company, managed care organization, or Lloyd's of London underwriters. None of the arbitrators shall have a personal or financial interest in the result of the arbitration.

    B. The arbitration hearings shall be held in Madison, Wisconsin, or such other place as may be mutually agreed. Each side shall submit its case to the arbitrators within thirty (30) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the insurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both sides and on Unity as appropriate. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which any side may have against the others. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

    C. Each side shall pay (i) the fee and expenses of its own arbitrator, (ii) one-half of the fee and expenses of the third arbitrator and (iii) one-half of the other expenses that the Parties jointly incur directly related to the arbitration proceeding. Other than as set forth above, each Party shall bear its own costs in connection with any such arbitration including, without limitation, (i) all legal, accounting, and other professional fees and expenses and (ii) all other costs and expenses each Party incurs to prepare for such arbitration.

    D. Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.

ARTICLE 9—EFFECT OF AGREEMENT

    9.1.  Prior Agreement and Joint Venture Documents.  This Agreement amends and restates the Previous Agreement in its entirety as of the Effective Date. This Agreement, and the New Joint Venture Documents, supersede all prior discussions and agreements between, and contain the sole and entire agreement between, the Parties with respect to the subject matter hereof and thereof, on and after the Effective Date.

    Notwithstanding the previous paragraph, the Previous Agreement and any related documents (including, without limitation, the Service Agreement, dated November 1, 1994, by and between UWS and LLC (the "Service Agreement")) shall continue to govern the transactions, covenants, obligations, agreements, and representations and warranties of the Parties as provided therein prior to the Effective Date; provided, however, that notwithstanding anything in the Previous Agreement and related documents to the contrary, the Previous Agreement and related documents shall remain in full force and effect until the Effective Date. Any disputes arising under or related to the Previous Agreement or any related documents shall be resolved in accordance with the arbitration provisions set forth in Article 9 of the Previous Agreement; provided, however, that any disputes arising under the Service Agreement shall be resolved in accordance with Article 15 thereof. In addition, any documents related to the Previous Agreement that are also identified on Schedule 1 as New Joint Venture Documents shall remain in full force and effect in accordance with their terms on and after the Effective Date, except as amended pursuant to this Agreement. Any documents related to the Previous Agreement that are not identified in Schedule 1 shall be terminated as of the Effective Date.

    9.2.  Effective Date.  The "Effective Date," as used in this Agreement, shall mean January 1, 2000.

    9.3.  Final Accounting.  The Parties acknowledge and agree that a final accounting ("Accounting") shall be conducted pursuant to Section 3(e) of the Service Agreement within six (6) months from the Effective Date. The Accounting shall be deemed a final determination of the Parties' obligations under Section 3(e) of the Service Agreement and any distribution made thereunder shall be deemed payment in full of the Total Service Payment (as defined in the Service Agreement); provided, however, that in the event the Accounting is completed prior to July 1, 2000, the Parties shall remain responsible for any development that occurs on or before July 1, 2000, and an appropriate true-up payment shall be made to the appropriate Party to reflect any such development. The Parties shall be deemed to release and discharge each other from any further obligations under Section 3(e) of the Service Agreement upon the payment of any amount required by the Accounting and any true-up payments; provided, however, that such release and discharge shall not apply to any payment disputes between the Parties that are in arbitration on or before July 1, 2000.

ARTICLE 10—CONDITIONS

    10.1.  Condition to Obligations.

    The obligations of the Parties under this Agreement are subject to the fulfillment or waiver by the Parties (on or before October 30, 1999 in the case of subsections (i), (ii), (iii) and (iv), and the Effective Date in the case of subsection (v)) of the following conditions precedent: (i) the execution and delivery by the parties to the UHC Joint Venture Agreement of an amendment to the UHC Joint Venture Agreement which shall make the UHC Joint Venture Agreement consistent with this Agreement and the New Joint Venture Documents, as reasonably determined by the UWS Entities and UHC, HPW and UCC; (ii) the execution and delivery of the UHC Provider Agreement (as defined in Section 5.5.A(ii) of the UHC Joint Venture Agreement) by and among the UWS Entities and UHC or a binding letter of intent to enter into such agreement; (iii) the execution of provider agreements for UHC and University of Wisconsin Medical Foundation, a Wisconsin nonprofit organization, that relate to the Joint Venture business ("CPN Provider Agreements") or binding letters of intent to enter into such agreements; (iv) the execution of amended delegated services agreements by and between Unity and CPN for the provision of medical management and other related services for the Joint Venture; and (v) the receipt of all necessary approvals and consents of insurance regulatory authorities pursuant to all applicable insurance laws and the receipt of all necessary approvals and consents by any other governmental or regulatory authority whose approval is required by law.

    10.2.  Effect of the Failure of a Condition.

    In the event that any condition described in Section 10.1 fails and is not waived, and the Parties have complied with their obligation set forth in Section 4.3.A, then this Agreement shall become void and shall have no further force or effect. In addition, in such event, the Parties agree that, notwithstanding the provisions of the Previous Agreement to the contrary, the Previous Agreement shall not terminate prior to (i) February 1, 2000 if any of the conditions set forth in subsections (i), (ii), (iii) or (iv) of Section 10.1 fail, and LLC may give notice under Section 4 of the Service Agreement no earlier than November 5th, 1999, nor later than November 15, 1999; and (ii) the one-hundred twentieth (120th) day after the condition set forth in subsection (v) of Section 10.1 fails and LLC may give notice under Section 4 of the Service Agreement no earlier than ninety (90) days, nor later than one hundred (100) days, after the condition in subsection (v) of Section 10.1 fails. LLC shall not give notice under Section 4 of the Service Agreement, except in accordance with the previous sentence.

ARTICLE 11—GENERAL PROVISIONS

    11.1.  Amendments.  This Agreement may only be amended by the consent of the Parties expressed in a written addendum; and such addendum, when executed by all Parties, shall be deemed to be an integral part of this Agreement and binding on the Parties.

    11.2.  Successors and Assigns.  This Agreement shall inure to the benefit of and bind each of the Parties and their successors and assigns. Except as may be permitted pursuant to Section 4.1.A or Section 6.2, neither this Agreement nor any right hereunder nor any part hereof may be assigned by any Party without the prior written consent of the other Parties (including, without limitation, any assignment in connection with a voluntary dissolution or liquidation of a Party) and all necessary regulatory authorities. For the avoidance of doubt, any of the UWS Entities may change their structure or organization, or merge with or consolidate with or into any other corporation or entity, and this Agreement may be assigned to any such successor entity and this Agreement shall be binding upon and inure to its benefit.

    11.3.  Confidential Information.  The Parties acknowledge that all information of a given Party which has or will come into the possession of another Party in connection with this Agreement is non-public, confidential or proprietary in nature. Each Party agrees to hold such information in the strictest confidence, not to make use thereof other than for the performance of this Agreement, and not to release or disclose it to any third Party other than for the performance of this Agreement or as required by law. In the event that any Party ("Disclosing Party") is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any such information of another Party, the Disclosing Party shall provide such other Party with prompt notice of such request to enable such other Party to seek an appropriate protective order. The Disclosing Party shall cooperate with such other Party in connection with such matter.

    11.4.  Interpretation.  This Agreement shall be interpreted to preserve the purposes of the Joint Venture and to maintain its integrity. It is the intent of the Parties that minor, technical and immaterial violations of this Agreement and related documents and minor inconsistencies and ambiguities should be resolved in favor of continuation of the Joint Venture.

    11.5.  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state.

    11.6.  Headings, etc.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number will also include the plural or singular number, respectively, (c) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, and (d) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

    11.7.  Non-waiver.  The failure of any Party at any time to enforce any provision of this Agreement shall not be construed as a waiver of that provision and shall not affect the right of any Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

    11.8.  Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any Party will not be materially adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement, a legal, valid, and enforceable provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

    11.9.  Notices.  Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

To Unity

  Unity Health Plans Insurance Corporation
  840 Carolina Street
  Sauk City, Wisconsin 53583-1374
  Facsimile: 608-643-1450
  Attention: Nick Reiland

To Blue Cross

  Blue Cross & Blue Shield United of Wisconsin
  401 West Michigan Street
  Milwaukee, Wisconsin 53203
  Facsimile: 414-226-6229
  Attention: Penny Siewert

To UWS

  United Wisconsin Services, Inc.
  401 West Michigan Street
  Milwaukee, Wisconsin 53203
  Facsimile: 414-226-6229
  Attention: Penny Siewert

To LLC

  Community Health Systems, LLC
  Facsimile:
  Attention:

    All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that Party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

    11.10.  Counterparts  This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

                      UNITY HEALTH PLANS INSURANCE CORPORATION

                      By:

                      Title:

                      BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                      By:

                      Title:

                      UNITED WISCONSIN SERVICES, INC.

                      By:

                      Title:

                      COMMUNITY HEALTH SYSTEMS, LLC

                      By:

                      Title:

SCHEDULE 1

Name of Document	Section of Joint Venture Agreement
Non-Participating Invitee Agreement	2.1.F
Statement of Policy on Administrative Services	5.3

EXHIBIT 2.1F
NON-PARTICIPATING INVITEE AGREEMENT TO BE BOUND

[See attached document]

EXHIBIT 2.1.F

To

Chief Executive Officer
Unity Health Plans Insurance

Dear                             ,

    The undersigned in consideration of being permitted to attend the meetings of the Board of Directors (the "Board") of Unity Health Plans Insurance Corporation ("Unity") and its committees agrees to be bound by the fiduciary obligations of the members of the Board and any policies concerning conflicts of interest, disclosure, corporate opportunities and other policies or rules as adopted by the Board for itself. Notwithstanding the fiduciary duties owed hereunder, the undersigned shall be permitted to disclose to his or her employer information concerning or related to Unity's performance under any contract between Unity and the employer (it being understood and agreed that such information shall not include, without limitation, any information that would have value to a competitor of Unity or any information that would cause Unity to lose the benefit of the attorney-client privilege in the reasonable judgement of UWS) disclosed at any meeting of the Governing Board or its committees; provided, however, that the undersigned shall have notified the Governing Board of the intended disclosure in advance.

Non-Participating Invitee
Date

EXHIBIT 5.3
STATEMENT OF POLICY ON ADMINISTRATIVE SERVICES

[See attached document]

EXHIBIT 6.4
REPRESENTATIONS AND WARRANTIES OF HMO-W TO UWS
AS CONTAINED IN THE PREVIOUS AGREEMENT

[See attached document]